Exhibit 5.3

November 12, 2021

Algonquin Power & Utilities Corp.
354 Davis Road
Oakville, ON L6J 2X1

Re: Consent regarding Registration Statement on Form F-10 for Algonquin Power & Utilities Corp.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Algonquin Power & Utilities Corp. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrant on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”).

We acknowledge that we are referred to under the headings “Legal Matters” and “Enforcement of Certain Civil Liabilities” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act, or the rules and regulations promulgated thereunder.

Yours very truly,

(signed)”Blake, Cassels & Graydon LLP”